                                                            Exhibit 99(a)(i)



                         SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, DC 20549


                                      FORM 11-K





                 [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                   SECURITIES EXCHANGE ACT OF 1934  [FEE REQUIRED]

                     For the Fiscal Year Ended December 31, 2000

                                         OR

               [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
                  SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]


Commission File Number  1-3215


                                  JOHNSON & JOHNSON
                                    SAVINGS PLAN

                              (Full title of the Plan)


                                  JOHNSON & JOHNSON
                             ONE JOHNSON & JOHNSON PLAZA
                           NEW BRUNSWICK, NEW JERSEY 08933

             (Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office)

Item 4.     Financial Statements and Exhibits

      Report of Independent Accountants

      Financial Statements:
        Statements of Net Assets Available for Benefits with
         Fund Information as of December 31, 2000 and 1999

        Statements of Changes in Net Assets Available for
         Benefits with Fund Information for the Years Ended
         December 31, 2000 and 1999

         Notes to Financial Statements

      Supplemental Schedules:
        Form 5500 Schedule H -- Part IV -- 4I - Schedule of Assets
         (Held at End of Year) at December 31, 2000

        Form 5500 Schedule H -- Part IV -- 4J - Schedule of Reportable
         Transactions for the Year Ended December 31, 2000

Consent of PricewaterhouseCoopers LLP, dated June 25, 2001


The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934,

the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    JOHNSON & JOHNSON SAVINGS PLAN

                                   By:   /s/ R. J. Darretta
                                         ____________________________
                                          R. J. Darretta
                                          Chairman, Pension Committee

June 25, 2001

                           JOHNSON & JOHNSON SAVINGS PLAN


                              FINANCIAL STATEMENTS AND
                               SUPPLEMENTAL SCHEDULES


                            AS OF AND FOR THE YEARS ENDED
                             DECEMBER 31, 2000 AND 1999

                         JOHNSON & JOHNSON SAVINGS PLAN

                                      INDEX




Report of Independent Accountants                                         2

Financial Statements:
     Statements of Net Assets Available for Benefits with
     Fund Information as of December 31, 2000 and 1999                    3-4

     Statements of Changes in Net Assets Available for
     Benefits with Fund Information for the Years Ended
     December 31, 2000 and 1999                                           5-6

Notes to Financial Statements                                             7-18

Supplemental Schedules:
     Form 5500 Schedule H - Part IV - 4I - Schedule of Assets
        (Held at End of Year) at December 31, 2000                       19-20

     Form 5500 Schedule H - Part IV - 4J - Schedule of Reportable
        Transactions for the Year Ended December 31, 2000               21

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Pension and Benefits Committees of
Johnson & Johnson

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Johnson & Johnson Savings Plan (the "Plan") at December 31, 2000 and 1999, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes and schedule of reportable transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.



June 15, 2001

                         JOHNSON & JOHNSON SAVINGS PLAN
      STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS with FUND INFORMATION
                             As of December 31, 2000


                                                                                         PARTICIPANT DIRECTED
                                                -----------------------------------------------------------------------------------
                                                                   Fixed          Intermediate

                                                  USGS Fund   Interest Fund        Bond Fund    Balanced Fund    J&J Stock Fund
                                                  ---------   -------------        ---------    -------------    --------------
ASSETS:
Deposits in Group Annuity Contracts (Note 2)                  $ 619,112,768

Investments at Fair Value (Notes 2 and 6)                                                                         $ 1,429,736,759

Investments in Master Trust (Notes 2 and 6)   $ 31,498,894                      $  34,164,551   $ 262,378,109

Accrued Dividends and Interest Receivable          169,383        3,303,802                                                40,863

Due From Johnson & Johnson

Assets Designated For Transfer (Note 2)

Hardship Loans to Participants
                                              ------------    -------------     -------------   -------------     ---------------
Total Assets                                  $ 31,668,277    $ 622,416,570     $  34,164,551   $ 262,378,109     $ 1,429,777,622
                                              ============    =============     =============   =============     ===============


LIABILITIES:

Accrued Expenses                              $      4,761    $      23,975     $       1,305   $       9,953     $        47,248

Accrued Interest

Current Portion of Long Term Note

Long-Term Note Payable to J&J
                                              ------------    -------------     -------------   -------------     ---------------
Total Liabilities                                    4,761           23,975             1,305           9,953              47,248
                                              ------------    -------------     -------------   -------------     ---------------
Net Assets Available for Benefits             $ 31,663,516    $ 622,392,595     $  34,163,246   $ 262,368,156     $ 1,429,730,374
                                              ============    =============     =============   =============     ===============

                                                                                                 Employee Stock Ownership
                                                Diversified     International                          Plan Trust Fund
                                                                                                 ---------------------------
                                                Equity Fund      Equity Fund     Loan Fund        Allocated     Unallocated
                                               -------------     -----------     ---------        ---------     -----------
ASSETS:
Deposits in Group Annuity Contracts (Note 2)

Investments at Fair Value (Notes 2 and 6)                                                       $ 365,709,335   $190,824,182

Investments in Master Trust (Notes 2 and 6)    $ 1,024,914,175    $ 65,581,343

Accrued Dividends and Interest Receivable                                         $ 1,266,815          25,789         11,675

Due From Johnson & Johnson                                                                                         4,514,063

Assets Designated For Transfer (Note 2)                                                            45,664,638    (45,664,638)

Hardship Loans to Participants                                                      5,940,765
                                               ---------------    ------------    -----------   -------------   ------------
Total Assets                                   $ 1,024,914,175    $ 65,581,343    $ 7,207,580   $ 411,399,762   $149,685,282
                                               ===============    ============    ===========   =============   ============

LIABILITIES:

Accrued Expenses                               $       453,682    $      2,512

Accrued Interest                                                                                                $  3,093,218

Current Portion of Long Term Note                                                                                  7,664,462

Long-Term Note Payable to J&J                                                                                     31,614,495
                                               ---------------    ------------    -----------   -------------   ------------
Total Liabilities                                      453,682           2,512                                    42,372,175
                                               ---------------    ------------    -----------   -------------   ------------
Net Assets Available for Benefits              $ 1,024,460,493    $ 65,578,831    $ 7,207,580   $ 411,399,762   $107,313,107
                                               ===============    ============    ===========   =============   ============

                                                      Total
                                                   Savings Plan
                                                  ---------------
ASSETS:
Deposits in Group Annuity Contracts (Note 2)      $   619,112,768

Investments at Fair Value (Notes 2 and 6)           1,986,270,276

Investments in Master Trust (Notes 2 and 6)         1,418,537,072

Accrued Dividends and Interest Receivable               4,818,327

Due From Johnson & Johnson                              4,514,063

Assets Designated For Transfer (Note 2)

Hardship Loans to Participants                          5,940,765
                                                  ---------------
Total Assets                                      $ 4,039,193,271
                                                  ===============

LIABILITIES:

Accrued Expenses                                  $       543,436

Accrued Interest                                        3,093,218

Current Portion of Long Term Note                       7,664,462

Long-Term Note Payable to J&J                          31,614,495
                                                  ---------------
Total Liabilities                                      42,915,611
                                                  ---------------
Net Assets Available for Benefits                 $ 3,996,277,660
                                                  ===============


                        See Notes to Financial Statements

                         JOHNSON & JOHNSON SAVINGS PLAN
      STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS with FUND INFORMATION
                             As of December 31, 1999

                                                                                      PARTICIPANT DIRECTED
                                               -----------------------------------------------------------------------------------
                                                                   Fixed          Intermediate
                                                USGS Fund       Interest Fund      Bond Fund       Balanced Fund    J&J Stock Fund
                                               -------------    -------------    --------------    -------------  ----------------
ASSETS:
Deposits in Group Annuity Contracts (Note 2)                    $  619,495,943

Investments at Fair Value (Notes 2 and 6)                                                                           $1,274,441,036

Investments in Master Trust (Notes 2 and 6)    $   28,246,092                     $   29,024,706  $  242,641,025

Accrued Dividends and Interest Receivable             137,293        3,351,875                                              20,684

Due From Johnson & Johnson

Assets Designated For Transfer (Note 2)

Hardship Loans to Participants
                                               --------------   --------------    --------------  --------------    --------------
Total Assets                                   $   28,383,385   $  622,847,818    $   29,024,706  $  242,641,025    $1,274,461,720
                                               ==============   ==============    ==============  ==============    ==============

LIABILITIES:

Accrued Expenses                               $        7,875   $       13,551    $          560  $        4,674    $       24,742

Accrued Interest

Current Portion of Long Term Note

Long-Term Note Payable to J&J
                                               --------------   --------------    --------------  --------------    --------------
Total Liabilities                                       7,875           13,551               560           4,674            24,742
                                               --------------   --------------    --------------  --------------    --------------
Net Assets Available for Benefits              $   28,375,510   $  622,834,267    $   29,024,146  $  242,636,351    $1,274,436,978
                                               ==============   ==============    ==============  ==============    ==============


                                                                                                    Employee Stock Ownership
                                                                                                        Plan Trust Fund
                                                 Diversified     International                    -------------------------------
                                                Equity Fund      Equity Fund       Loan Fund         Allocated        Unallocated
                                                -----------     -------------     -----------     -------------      -------------
ASSETS:
Deposits in Group Annuity Contracts (Note 2)

Investments at Fair Value (Notes 2 and 6)                                                         $  313,847,547     $  209,286,879

Investments in Master Trust (Notes 2 and 6)     $  986,602,365    $   37,668,554

Accrued Dividends and Interest Receivable              754,221                    $      684,389          18,961             11,205

Due From Johnson & Johnson                                                                                                5,272,782

Assets Designated For Transfer (Note 2)                                                               30,948,281        (30,948,281)

Hardship Loans to Participants                                                         6,657,875
                                                --------------    --------------  --------------  --------------     --------------
Total Assets                                    $  987,356,586    $   37,668,554  $    7,342,264  $  344,814,789     $  183,622,585
                                                ==============    ==============  ==============  ==============     ==============

LIABILITIES:

Accrued Expenses                                $      433,361    $          794

Accrued Interest                                                                                                     $    3,667,289

Current Portion of Long Term Note                                                                                         7,289,791

Long-Term Note Payable to J&J                                                                                            39,278,957
                                                --------------    --------------  --------------  --------------     --------------
Total Liabilities                                      433,361               794                                         50,236,037
                                                --------------    --------------  --------------  --------------     --------------
Net Assets Available for Benefits               $  986,923,225    $   37,667,760  $    7,342,264  $  344,814,789     $  133,386,548
                                                ==============    ==============  ==============  ==============     ==============


                                                       Total
                                                    Savings Plan
                                                   --------------
ASSETS:
Deposits in Group Annuity Contracts (Note 2)       $  619,495,943

Investments at Fair Value (Notes 2 and 6)           1,797,575,462

Investments in Master Trust (Notes 2 and 6)         1,324,182,742

Accrued Dividends and Interest Receivable               4,978,628

Due From Johnson & Johnson                              5,272,782

Assets Designated For Transfer (Note 2)

Hardship Loans to Participants                          6,657,875
                                                   --------------
Total Assets                                       $3,758,163,432
                                                   ==============

LIABILITIES:

Accrued Expenses                                   $      485,557

Accrued Interest                                        3,667,289

Current Portion of Long Term Note                       7,289,791

Long-Term Note Payable to J&J                          39,278,957
                                                   --------------
Total Liabilities                                      50,721,594
                                                   --------------
Net Assets Available for Benefits                  $3,707,441,838
                                                   ==============



                        See Notes to Financial Statements

                         JOHNSON & JOHNSON SAVINGS PLAN
            STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                             with FUND INFORMATION
                      For The Year Ended December 31, 2000

                                                                             PARTICIPANT DIRECTED
                                                -------------------------------------------------------------------------------
                                                                         Fixed             Intermediate
                                                     USGS Fund       Interest Fund          Bond Fund            Balanced Fund
                                                ----------------     ----------------     ---------------      ----------------
Employee Contributions (Note 3)                 $     1,586,471      $    16,519,728      $     2,923,364      $    20,727,453

Employer Contributions  (Note 3 and 9)                  441,476            5,064,172              783,547            5,697,175

Interest                                              1,817,279           38,067,229            2,146,462            4,262,226

Dividends                                                                                                            1,572,807
                                                ---------------      ---------------      ---------------      ---------------

                                                      3,845,226           59,651,129            5,853,373           32,259,661
Additions to (Deductions from) Plan Equity:

Acquisitions Transfer-In (Note 1)                     1,335,256            1,270,450              351,076            1,610,974

Payments to Participants (Note 4)                    (1,802,111)         (43,095,128)          (2,112,118)         (13,680,757)

Change in Unrealized Net Appreciation
(Depreciation) of Investments                                                                     889,599          (37,972,016)

Realized Net Gain on Sale of Investments                                                          (28,743)          18,985,386

Interest Expense

Administrative Expenses                                 (53,365)            (446,123)             (85,087)          (1,237,443)

Assets Transferred (Note 2)                             (37,000)         (17,822,000)             271,000           19,766,000
                                                ---------------      ---------------      ---------------      ---------------
Net Increase (Decrease)                               3,288,006             (441,672)           5,139,100           19,731,805

Net Assets Available for Benefits,
Beginning of Year                                    28,375,510          622,834,267           29,024,146          242,636,351
                                                ---------------      ---------------      ---------------      ---------------

Net Assets Available for Benefits,
End of Year                                     $    31,663,516      $   622,392,595      $    34,163,246      $   262,368,156
                                                ===============      ===============      ===============      ===============


                                                                        Diversified         International
                                                 J&J Stock Fund          Equity Fund         Equity Fund         Loan Fund
                                                 ---------------      ---------------      ----------------     -------------
Employee Contributions (Note 3)                  $    63,793,707      $    59,439,666      $     9,546,426

Employer Contributions  (Note 3 and 9)                19,412,646           16,025,569            2,665,086

Interest                                                 235,093            1,383,538              154,060      $   596,598

Dividends                                             17,162,714           10,417,481              641,991
                                                 ---------------      ---------------      ---------------      -----------
                                                     100,604,160           87,266,254           13,007,563          596,598
Additions to (Deductions from) Plan Equity:

Acquisitions Transfer-In (Note 1)                      2,357,883            3,086,927              356,104

Payments to Participants (Note 4)                    (83,949,106)         (54,610,035)          (3,659,333)        (731,282)

Change in Unrealized Net Appreciation
(Depreciation) of Investments                         94,211,949          (98,867,962)         (19,170,722)

Realized Net Gain on Sale of Investments              97,325,379           84,609,935            2,890,011


Interest Expense

Administrative Expenses                                 (726,869)          (3,213,851)            (365,552)

Assets Transferred (Note 2)                          (54,530,000)          19,266,000           34,853,000
                                                 ---------------      ---------------      ---------------      -----------

Net Increase (Decrease)                              155,293,396           37,537,268           27,911,071         (134,684)

Net Assets Available for Benefits,
Beginning of Year                                  1,274,436,978          986,923,225           37,667,760        7,342,264
                                                 ---------------      ---------------      ---------------      -----------

Net Assets Available for Benefits,
End of Year                                      $ 1,429,730,374      $ 1,024,460,493      $    65,578,831      $ 7,207,580
                                                 ===============      ===============      ===============      ===========


                                                          Employee Stock Ownership
                                                  -------------------------------------
                                                                       Plan Trust Fund          Total
                                                      Allocated           Unallocated        Savings Plan
                                                   -------------       ---------------      ---------------
Employee Contributions (Note 3)                                                             $   174,536,815

Employer Contributions  (Note 3 and 9)                                 $     4,514,063           54,603,734

Interest                                          $       174,888               80,022           48,917,395

Dividends                                                 664,937            5,952,208           36,412,138
                                                  ---------------      ---------------      ---------------
                                                          839,825           10,546,293          314,470,082
Additions to (Deductions from) Plan Equity:

Acquisitions Transfer-In (Note 1)                                                                10,368,670

Payments to Participants (Note 4)                     (14,166,408)                             (217,806,278)

Change in Unrealized Net Appreciation
(Depreciation) of Investments                          48,951,402          (11,624,906)         (23,582,656)

Realized Net Gain on Sale of Investments               11,349,442                               215,131,410


Interest Expense                                                            (3,617,116)          (3,617,116)

Administrative Expenses                                                                          (6,128,290)

Assets Transferred (Note 2)                            19,610,712          (21,377,712)
                                                  ---------------      ---------------      ---------------
Net Increase (Decrease)                                66,584,973          (26,073,441)         288,835,822

Net Assets Available for Benefits,
Beginning of Year                                     344,814,789          133,386,548        3,707,441,838
                                                  ---------------      ---------------      ---------------

Net Assets Available for Benefits,
End of Year                                       $   411,399,762      $   107,313,107      $ 3,996,277,660
                                                  ===============      ===============      ===============


                        See Notes to Financial Statements

                         JOHNSON & JOHNSON SAVINGS PLAN
           STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                             with FUND INFORMATION
                      For The Year Ended December 31, 1999


                                                                            PARTICIPANT DIRECTED
                                                               Fixed          Intermediate
                                        USGS Fund         Interest Fund          Bond Fund         Balanced Fund
                                   ---------------      ----------------     ---------------      ---------------
Employee Contributions             $     1,629,429      $    19,653,404      $     3,180,896      $    16,445,043
(Note 3)

Employer Contributions                     428,788            5,601,257              853,262            4,366,018
(Note 3 and 9)

Interest                                 1,463,760           40,127,431            2,101,667            4,011,435

Dividends
                                   ---------------      ---------------      ---------------      ---------------

                                         3,521,977           65,382,092            6,135,825           24,822,496
Additions to (Deductions from)
Plan Equity:

Innotech  Transfer-In                       43,111               13,522               10,422               83,755
(Note 1)

Payments to Participants                (2,470,088)         (37,803,254)          (2,597,174)          (8,257,630)
(Note 4)

Change in Unrealized Net
Appreciation                                                                      (1,127,037)          26,601,939
(Depreciation) of
Investments

Realized Net Gain
  on Sale of Investments                                                            (877,907)          29,675,778

Interest Expense

Administrative Expenses                    (68,172)            (373,775)             (88,328)            (785,498)

Assets Transferred (Note 2)             (2,230,500)         (39,935,980)          (6,618,300)           8,170,100
                                   ---------------      ---------------      ---------------      ---------------

Net Increase (Decrease)                 (1,203,672)         (12,717,395)          (5,162,499)          80,310,940

Net Assets Available for

Benefits, Beginning of Year             29,579,182          635,551,662           34,186,645          162,325,411
                                   ---------------      ---------------      ---------------      ---------------

Net Assets Available for
Benefits, End of Year              $    28,375,510      $   622,834,267      $    29,024,146      $   242,636,351
                                   ===============      ===============      ===============      ===============


                                                            Diversified          International
                                      J&J Stock Fund        Equity Fund           Equity Fund           Loan Fund
                                      ---------------      ---------------      ---------------       ---------------
Employee Contributions                $    61,171,784      $    51,881,825      $     1,724,853
(Note 3)

Employer Contributions                     18,248,831           13,936,300              434,923
(Note 3 and 9)

Interest                                      151,835                                   155,320      $       615,080
Dividends                                  14,777,191           10,645,313
                                      ---------------      ---------------      ---------------      ---------------

                                           94,349,641           76,463,438            2,315,096              615,080
Additions to (Deductions from)
Plan Equity:

Innotech  Transfer-In                         117,543              191,059                6,149
(Note 1)

Payments to Participants                  (78,184,356)         (41,789,341)            (181,611)            (424,683)
(Note 4)

Change in Unrealized Net
Appreciation                               61,581,145           74,704,075            7,674,513
(Depreciation) of
Investments

Realized Net Gain
  on Sale of Investments                   56,460,832          113,737,242            1,860,524

Interest Expense

Administrative Expenses                      (747,072)          (2,815,223)             (53,312)

Assets Transferred (Note 2)                12,832,799            2,489,000           26,046,401
                                      ---------------      ---------------      ---------------      ---------------

Net Increase (Decrease)                   146,410,532          222,980,250           37,667,760              190,397

Net Assets Available for
Benefits, Beginning of Year             1,128,026,446          763,942,975                                 7,151,867
                                      ---------------      ---------------      ---------------      ---------------

Net Assets Available for
Benefits, End of Year                 $ 1,274,436,978      $   986,923,225      $    37,667,760      $     7,342,264
                                      ===============      ===============      ===============      ===============


                                            Employee Stock Ownership
                                               Plan Trust Fund                      Total
                                          Allocated          Unallocated          Savings Plan
                                        -------------      --------------       ---------------
Employee Contributions                                                          $   155,687,234
(Note 3)

Employer Contributions                                     $     5,272,782           49,142,161
(Note 3 and 9)

Interest                                      117,993              72,360           48,816,881

Dividends                                     688,982            5,445,531           31,557,017
                                      ---------------      ---------------      ---------------

                                              806,975           10,790,673          285,203,293
Additions to (Deductions from)
Plan Equity:

Innotech  Transfer-In                                                                   465,561
(Note 1)

Payments to Participants                  (12,333,034)                             (184,041,171)
(Note 4)

Change in Unrealized Net
Appreciation                               52,114,532           (9,352,227)         212,196,940
(Depreciation) of
Investments

Realized Net Gain
  on Sale of Investments                    8,199,865                               209,056,334

Interest Expense                                                (4,269,437)          (4,269,437)

Administrative Expenses                                                              (4,931,380)

Assets Transferred (Note 2)                 8,854,332           (9,607,852)
                                      ---------------      ---------------      ---------------

Net Increase (Decrease)                    57,642,670          (12,438,843)         513,680,140

Net Assets Available for
Benefits, Beginning of Year               287,172,119          145,825,391        3,193,761,698
                                      ---------------      ---------------      ---------------

Net Assets Available for
Benefits, End of Year                 $   344,814,789      $   133,386,548      $ 3,707,441,838
                                      ===============      ===============      ===============


                        See Notes to Financial Statements

                         JOHNSON & JOHNSON SAVINGS PLAN
                          NOTES TO FINANCIAL STATEMENTS

      1.   Organization:

           The Johnson & Johnson Savings Plan (the "Plan") is a defined contribution plan which was established on June 1, 1982 for eligible salaried and non-union hourly employees of Johnson & Johnson ("J&J" or the "Company") and certain domestic subsidiaries. The Plan was designed to enhance the existing retirement program of eligible employees. The funding of the Plan is made through employee and Company contributions. The assets of the Plan are maintained in two Master Trust accounts, the Johnson & Johnson Savings Plan Trust ("Savings Plan Trust") and the Johnson & Johnson Pension Trust Fund ("Pension Trust Fund"), and transactions therein are executed by the trustee, Bankers Trust Company ("Bankers Trust"). The Savings Plan Trust and the Pension Trust Fund are allocated based upon the total of each individual participant's share of the Savings Plan Trust and the Pension Trust Fund.

           Effective January 1, 1991, the Company implemented a Leveraged Employee Stock Ownership Plan ("ESOP") to supplement its existing 401(k) plan. The ESOP is a leveraged employee stock ownership plan and is designed to comply with Section 4975(e)(7) and the regulations thereunder of the Internal Revenue Code of 1986, as amended, and is subject to the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended. The ESOP is used to fund an additional 25% match of employee contributions (referred to herein as the "ESOP contribution"). Additionally, the Company may elect to fund the employer 50% match of employee directed contributions with ESOP leveraged shares.

           Initial funding for the ESOP was made through an advance from J&J of $100 million, which was used to purchase 1,554,800 shares of J&J common stock on the open market (which equates to 12,438,400 shares when adjusted for subsequent stock splits). Of these shares, 3,583,842 (adjusted for stock splits) remain unallocated as of December 31, 2000. These shares are allocated to Plan participants under a formula set forth in the ESOP note agreement (see note 3) relating to the advance from J&J. Accordingly, the financial statements of the Plan for the years 2000 and 1999 present separately the assets and liabilities and changes therein pertaining to:

               (a) the accounts of employees with vested rights in allocated stock (Allocated) and

               (b)   stock not yet allocated to employees (Unallocated).

            Each participant is entitled to exercise voting rights attributable to the shares allocated to their account. The Company is entitled to exercise voting rights attributable to unallocated shares.

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued

1.         Organization (Continued):

           In the third quarter of 1998, Johnson & Johnson incorporated a "dividend pass-through" feature into the Plan. This feature allows a participant to receive cash for dividends paid on certain shares owned through the plan. To receive a dividend pass-through, it is contingent on the ownership of shares in the Johnson & Johnson Stock Fund and it does not apply to any share owned in the Employee Stock Ownership Plan Trust Fund. In order to receive dividend pass-through amounts, participant eligibility is based on the lesser of (a) 20% of the eligible compensation (annual base pay rate for the year plus 50% of prior calendar year commissions) and (b) IRS Pre-tax compensation limit ($10,500 in 2000) reduced by the estimated pre-tax contribution for the year (current pre-tax percentage multiplied by the eligible compensation for the year). For the 2000 and 1999 plan years, the dividend pass-through amounts recorded in the Plan statement of Changes in Net Assets Available for benefits with Fund information as dividend income and payments to participants were $9,312,968 and $8,407,284 respectively.

           On April 1, 2000, the assets of the McFaul & Lyons 401(k) Profit Sharing Plan were transferred into the J&J Savings Plan. On July 3, 2000, the assets of the Mitek Products 401(k) Plan, the AcroMed 401(k) Profit Sharing Plan and the Nitinol Devices & Components 401(k) Plan were transferred into the J&J Savings Plan. On August 1, 2000, the assets of the Biopsys Medical Inc. 401(k) Plan were transferred into the Plan. On October 1, 1999, the assets of the Innotech 401(k) Retirement Plan were transferred into the Plan.

2.         Summary of Significant Accounting Policies:

           Valuation of Investments:

           Equity investments in the Johnson & Johnson Stock Fund and the ESOP, administered by Bankers Trust, are valued at the average of the high and low market price on the last business day of the year. The cost of equity investments in the Johnson & Johnson Stock Fund are recorded at the average market price of the stock transactions for the month during which the contribution is made.

           The investments in the U.S. Government Securities (the "USGS Fund"), Fixed Interest, and Diversified Equity funds represent the Plan's share of assets in the Savings Plan Trust. The USGS Fund consists of short-term obligations that are issued or guaranteed by the U.S. Government. Investments are valued at cost which approximates market value. Deposits in group annuity contracts in the Fixed Interest Fund are recorded at their contract values which approximates fair value because these investments have fully benefit-responsive features. Contract value represents contributions and reinvested income, less any withdrawals plus accrued interest. Participants may direct the withdrawal or transfer of all or a portion of their investment at contract value. However, withdrawals influenced by employer initiated events such as in connection with the sale of a business, may result in a distribution at other than contract value. There are no reserves against contract values for credit risk of contract issuers or otherwise.

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued


2.          Summary of Significant Accounting Policies (Continued):

            The average yield of the Fixed Interest Fund was approximately 6.47% for 2000 and 6.56% for 1999. The crediting interest rate of the Fixed Interest Fund was approximately 6.54% for 2000 and 6.63% for 1999. The difference between the average yield and crediting interest rate is due to administrative charges paid by the Plan. The crediting interest rate for the investment contracts is either agreed to in advance with the issuer or varies based on an agreed to formula, but cannot be less than zero.

            Equity investments and corporate obligations in the Diversified Equity Fund, managed by Capital Guardian Trust Company and J.P. Morgan Investment Management, Inc., are traded on a national securities exchange and are valued at the last reported market sales price on the last business day of the year. Investments in the Diversified Equity Fund are purchased periodically by Capital Guardian Trust Company and J.P. Morgan Investment Management, Inc. based on the prevailing market values of the underlying investments.

            The Intermediate Bond Fund invests in various kinds of bonds, primarily corporate and U.S. government bonds. The Balanced Fund is invested in a mix of stocks, bonds, and real estate. The investment in these funds represents the Plan's share of the assets in the Pension Trust Fund. These investments are stated at fair value. Generally, they represent securities traded on a national securities exchange which are valued at the last reported sales price on the last business day of the year.

            In the first quarter of 1999, the Company incorporated an additional fund to the Plan, the International Equity Fund. The International Equity Fund, managed by American Express Management and Capital Guardian Trust Company, invests primarily in equities sold on foreign exchange markets. These investments are valued at the last reported market sales price on the last business day of the year. The investment in the fund represents the Plan's share of the assets in the Pension Trust Fund.

            The Loan Fund, consisting of participant loans, are valued at cost, which approximates fair value.

            Temporary cash investments are stated at redemption value which approximates fair value.

            Transfers:

            Transfers among funds, which are made at the participant's election, have been presented as assets transferred in the Statement of Changes in Net Assets Available for Benefits with Fund information. With respect to the ESOP, transfers represent shares allocated to the participants.

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued

2.         Summary of Significant Accounting Policies (Continued):


            Use of Estimates:

            The preparation of the Plan's financial statements in conformity with accounting principles generally accepted in the United States of America requires the plan administrator to make estimates and assumptions that affect the reported amounts of net assets available for benefits at the date of the financial statements and the changes in net assets available for benefits during the reporting period and, when applicable, disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

            Risks and Uncertainties:

            The Plan provides for various participant investment options in funds which can invest in any combination of stocks, bonds, fixed income securities, mutual funds, and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants' account balances and the amounts reported in the Statements of Net Assets Available for Benefits with Fund Information and the Statements of Changes in Net Assets Available for Benefits with Fund Information.

            New Accounting Pronouncement:

            In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 requires that an entity recognize all derivatives and measure those instruments at fair value.

            SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. Pursuant to SFAS No. 137, which amended SFAS No. 133, the Plan is required to adopt SFAS No. 133 effective January 1, 2001. Management has not yet been able to determine the impact of SFAS No. 133 on the Plan financial statements as a result of the inconsistency in accounting literature between SFAS No. 133, requiring derivatives to be measured at fair value, and the AICPA Audit and Accounting Guide on "Audits of Employee Benefits Plans" and Statement of Position 94-4, "Reporting of Investment Contracts Held by Health and Welfare Benefit Plans and Defined Contribution Pension Plans", requiring benefit responsive investment contracts (including synthetic GICs) to be measured at contract value. Until this discrepancy is resolved, management is unable to determine the impact that SFAS No. 133 will have on the Plan financial statements. The contract value of those instruments is $619,112,768 at December 31, 2000. The actual impact on the Plan's net asset available for plan benefits of adopting SFAS No. 133 will be made based on the derivative positions and hedging relationships at the date of adoption.

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued

            Other:

            Interest and dividend income is recorded as earned on the accrual basis. Purchases and sales of investment securities are reflected on a trade-date basis. Gains and losses on sales of investment securities are determined on the average cost method. Administrative charges are allocated monthly bases on the quarterly percentage of assets in each of the six investment funds.

            All third party administrative expenses are paid by the Plan, except cost of entering new investment vehicles which are paid primarily by the Company.

3.          Contributions:


            Participating employees may contribute a minimum of 3% up to a maximum of 20% of their base salary plus 50 percent of eligible commissions in combinations of pre- and post-tax contributions. Pre-tax contributions may not exceed the smaller of 20% of their base salary including 50 percent of eligible commissions or $10,500 in 2000 and $10,000 in 1999. The Company contributes to the Plan an amount equal to 75% of the employee directed contributions of the participants up to a maximum of 6% of the employee's base salary and 50 percent of eligible commissions.

            Contributions are made to the Plan by participants through payroll deductions and by the Company on behalf of participants. Such contributions, with the exception of the ESOP contribution, are invested in any of the seven investment funds at the direction of the participating employees. The 25% ESOP contribution is invested in J&J stock, except for employees over 55 years of age who may choose the alternative investments. ESOP shares are released from the unallocated portion of the ESOP each February following the payment of the loan (see Note 9), in accordance with the ESOP Trust Agreement. Shares released, in accordance with the ESOP note agreement, may be more or less than shares earned by participants. In the accompanying statements of net assets available for benefits, shares earned by participants in excess of those allocated have been reflected in the accompanying financial statements as assets designated for transfer.

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued


4.          Participant Accounts and Benefits:

            All participants are fully vested in their contributions and the Company match. The benefit to which a Plan participant is entitled is the amount provided by contributions (Company and participant) and investment earnings thereon (including net realized and unrealized investment gains and losses) which have been allocated to such participant's account balance. Allocations are based on participant earnings on account balance, as defined.

            Participants may withdraw before-tax contributions only upon meeting certain hardship conditions.

5.          Loans to Participants:

            Participants may borrow up to a maximum of 50% of their account balance or $50,000, whichever is less. Loans bear a market rate of interest plus 1% and are repayable within five years. Loans are secured by the balance in the participant accounts.

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued



6.          Investments:

            Investments held by the Plan as of December 31, 2000 are summarized as follows:

                                                        Johnson & Johnson                    Employee Stock Ownership
                                                           Stock Fund                            Plan Trust Fund
                                                ---------------------------------     ----------------------------------
                                                   Fair Value          Cost              Fair Value           Cost
                                                ---------------------------------     ----------------------------------
            Johnson & Johnson Common Stock      $1,425,005,192     $  615,594,662     $  549,281,019     $   82,408,354

            Temporary Cash Investments               4,731,567          4,731,567          7,252,498          7,252,498
                                                --------------     --------------     --------------     --------------
                                                $1,429,736,759     $  620,326,229     $  556,533,517     $   89,660,852
                                                ==============     ==============     ==============     ==============


                                                    Combined
                                                   ----------
                                                     Fair Value         Cost
                                                   --------------------------------
            Johnson & Johnson Common Stock         $1,974,286,211     $  698,003,016

            Temporary Cash Investments                 11,984,065         11,984,065
                                                   --------------     --------------
                                                   $1,986,270,276     $  709,987,081
                                                   ==============     ==============


           The investments in the USGS, Fixed Interest, and the Diversified Equity Funds reflected in the accompanying Statement of Net Assets Available for Benefits with Fund Information represent the Plan's share of investments (approximately 99.4% of fair value) held by the Savings Plan Trust. Total investments held by the Savings Plan Trust on behalf of the Plan and the Johnson & Johnson Savings Plan for Union Represented Employees are summarized as follows:



           Description                                             Fair Value             Cost
           -----------                                         ---------------     ---------------
           USGS Fund:
                U.S. Government Securities - Short Term        $    32,660,211     $    32,660,211
                Other*                                                 175,949             175,949

           Fixed Interest Fund:
                Deposits in Group Annuity Contracts                621,356,598         621,356,598
                Other*                                               3,316,091           3,316,091

           Diversified Equity Fund:
                Common Stocks                                    1,022,123,808         829,916,148
                Other*                                               9,195,791           9,195,791
                                                                --------------      --------------
                                                                $1,688,828,448      $1,496,620,788
                                                                ==============      ==============


                * Other consists of interest and/or dividends receivable.

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued



6.         Investments, (continued):

           As of December 31, 2000, the investments in the Intermediate Bond, Balanced and International Equity Funds reflected in the accompanying Statement of Net Assets Available for Benefits with Fund Information represent the Plan's share of investments (approximately 9.3% of fair value) held by the Pension Trust Fund. Total investments held by the Pension Trust Fund on behalf of the Plan and the various J&J Pension Plans are summarized as follows:

                Description                                        Fair Value          Cost
                -----------                                     --------------      --------------
                U.S. Government Securities - Short Term         $   98,442,135      $   95,126,914

                U.S. Government Securities - Long Term             252,057,045         245,361,003

                Corporate Bonds & Notes - Long Term                380,093,770         382,588,149

                Common Stocks:
                     Johnson & Johnson                             440,968,325          22,046,430
                     Other                                       2,045,753,213       1,841,415,691

                Preferred Stocks                                    14,803,313          13,969,322

                Commingled Investment Funds                        281,904,670         264,422,934

                Temporary Investments                              177,059,306         174,424,560

                Other                                              208,921,241         208,921,241
                                                             -----------------   -----------------
                                                                $3,900,003,018     $3,248,276,244
                                                                ==============     ==============


            Investments held by the Plan as of December 31, 1999 are summarized as follows:

                                        Johnson & Johnson            Employee Stock Ownership
                                             Stock Fund                  Plan Trust Fund                      Combined
                                   ------------------------------   ----------------------------    ------------------------------
                                     Fair Value          Cost        Fair Value        Cost           Fair Value         Cost
                                   -----------------  ------------  --------------   -----------    --------------    ------------
 Johnson & Johnson Common Stock    $  1,271,834,329   $556,635,747  $  516,545,250   $86,999,081    $1,788,379,579    $643,634,828

 Temporary Cash Investments               2,606,707      2,606,707       6,589,176     6,589,176         9,195,883       9,195,883
                                   ----------------   ------------  --------------   -----------    --------------    ------------
                                   $  1,274,441,036   $559,242,454  $  523,134,426   $93,588,257    $1,797,575,462    $652,830,711
                                     ==============   ============  ==============   ===========    ==============    ============

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued



6.    Investments, (continued):

      As of December 31, 1999, the investments in the USGS, Fixed Interest, and the Diversified Equity Funds reflected in the accompanying Statement of Net Assets Available for Benefits with Fund Information represent the Plan's share of investments (approximately 99.5% of fair value) held by the Savings Plan Trust. Total investments held by the Savings Plan Trust on behalf of the Plan and the Johnson & Johnson Savings Plan for Union Represented Employees are summarized as follows:

           Description                                           Fair Value                Cost
           -----------                                          --------------      --------------
           USGS Fund:
                U.S. Government Securities - Short Term          $  29,313,150      $   29,313,150
                Other*                                                 142,201             142,201
           Fixed Interest Fund:
                Deposits in Group Annuity Contracts                621,653,591         621,653,591
                Other*                                               3,363,553           3,363,553
           Diversified Equity Fund:
                Common Stocks                                      992,698,523         700,989,649
                Other*                                                 758,881             758,881
                                                                --------------       -------------
                                                                $1,647,929,899      $1,356,221,025
                                                                ==============      ==============

                * Other consists of interest and/or dividends receivable.


           As of December 31, 1999, the investments in the Intermediate Bond and Balanced Funds reflected in the accompanying Statement of Net Assets Available for Benefits with Fund Information represent the Plan's share of investments (approximately 6.5% of fair value) held by the Pension Trust Fund. Total investments held by the Pension Trust Fund on behalf of the Plan and the various J&J Pension Plans are summarized as follows:

           Description                                             Fair Value            Cost
           -----------                                          --------------      --------------
            U.S. Government Securities - Short Term             $   19,517,115      $   19,433,889
            U.S. Government Securities - Long Term                 310,817,373         317,925,206
            Corporate Bonds & Notes - Long Term                    202,228,167         215,804,216
            Common Stocks:
                 Johnson & Johnson                                 421,228,900          23,727,279
                 Other                                           2,582,214,040       1,799,521,532

            Preferred Stocks                                        21,154,649          13,841,946
            Commingled Investment Funds                            234,314,860         195,153,996
            Temporary Investments                                   99,507,974         100,313,591
            Other                                                   24,206,592          24,231,052
                                                                --------------      --------------
                                                                $3,915,189,670      $2,709,952,707
                                                                ==============      ==============

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued

7.    Tax Status:


      The Internal Revenue Service has determined and informed the Company by a letter dated April 25, 1996, that the Plan and the Savings Plan Trust and the Pension Trust Fund are designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter. However, the Plan administrator believes that the Plan is designed and is currently being operated in compliance with applicable requirements of the IRC.

8.   Termination Priorities:

     The Company has the right to terminate the Plan at any time, and in the event the Plan is terminated, subject to conditions set forth in ERISA, the amount of each participant's account balance in the Plan is fully vested.

9.   Indebtedness:

     In connection with the formation of the Plan's ESOP feature, the Plan borrowed $100 million from Johnson & Johnson for the purpose of purchasing J&J common stock. The note bears interest at 9% and is payable through February 15, 2005. The Company is obligated to make contributions in cash to the ESOP which, when aggregated with the ESOP's dividends and interest earnings, equal the amount necessary to enable the ESOP to make its regularly scheduled payments of principal and interest due on the term loan.

     Aggregate maturities for the next five years are as follows:

                   2001                 7,664,462
                   2002                 8,082,746
                   2003                 8,548,156
                   2004                 9,064,538
                   2005                 5,919,055
                                      -----------
                                      $39,278,957
                                      ===========

      In the event of Plan termination or of termination of the ESOP portion of the Plan, any unallocated shares shall be sold to the Company or on the open market. The proceeds of such sale shall be used to satisfy the outstanding principal and interest. The Company has no rights against shares once they are allocated under the ESOP.

10.   Concentrations of Credit Risk:

      Financial instruments which potentially subject the Plan to concentrations of credit risk consist principally of the Fixed Interest Fund holdings in fully benefit-responsive group annuity contracts with insurance and other financial institutions.

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued

10.   Concentrations of Credit Risk  (Continued):

      The Fixed Interest Fund places its fully benefit-responsive group annuity contracts with high-credit quality institutions and, by policy, limits the amount of credit exposure to any one financial institution. If any of the insurance companies that the group annuity contracts are invested with fail to perform according to the contract, the asset value of the Plan could be impaired.

11. Subsequent Events:

      On January 1, 2001, the trustee for the Plan changed to State Street Bank from Bankers Trust. This change has no affect on Plan participants or the Plan's funds.

      On April 26, 2001, the Company announced a two-for-one stock split to holders of record on May 22, 2001 and effective on June 12, 2001. The stock split does not impact the value of any of the Plan's investment funds. However, all shares information in these financial statements have been adjusted to reflect the two-for-one stock split effective June 12, 2001.

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued


12.   Reconciliation of Financial Statements to Form 5500:

        The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

                                                                December 31,        December 31,
                                                                   2000                 1999
                                                              ---------------      ---------------
      Net Assets Available for Benefits
        Per the Financial Statements                          $ 3,996,277,660      $ 3,707,441,838
      Amounts Allocated to Withdrawing Participants               (12,150,594)          (6,895,528)
                                                              ---------------      ---------------
      Net Assets Available for Benefits Per the Form 5500     $ 3,984,127,066      $ 3,700,546,310
                                                              ===============      ===============

                                                                     Year Ended         Year Ended
                                                                     December 31,       December 31,
                                                                         2000                1999
                                                                     --------------     -------------
      Benefits Paid to Participants Per the Financial Statements     $ 217,806,278      $ 184,041,171
      Add: Amounts Allocated to Withdrawing Participants at
             December 31, 2000 and 1999                                 12,150,594          6,895,528
      Less: Amounts Allocated to Withdrawing Participants
             at December 31, 1999 and 1998                              (6,895,528)        (8,151,647)
                                                                     -------------      -------------
      Benefits Paid to Participants Per the Form 5500                $ 223,061,344      $ 182,785,052
                                                                     =============      =============

        Amounts allocated to the withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2000 and 1999 but not yet paid as of that date.

                                                           Supplemental Schedule


                         JOHNSON & JOHNSON SAVINGS PLAN
                       FORM 5500 SCHEDULE H - PART IV - 4I
                    SCHEDULE OF ASSETS (HELD AT END OF YEAR)
                              AT DECEMBER 31, 2000

FACE AMOUNT
OR SHARES            ISSUES                        COST            FAIR VALUE
-----------          ------                      -------------    --------------
                     J&J STOCK FUND

                     Common Stock

27,086,204 shs.      Johnson & Johnson            $615,594,662    $1,425,005,192

                     Temporary Investments

$4,731,567           BT Pyramid Directed
                     Account Cash Fund               4,731,567         4,731,567
                                                  ------------    --------------

                     Total J&J Stock Fund         $620,326,229    $1,429,736,759
                                                  ============    ==============



                     EMPLOYEE STOCK OWNERSHIP PLAN TRUST FUND

                     Common Stock
10,440,620 shs.      Johnson & Johnson            $82,408,354      $549,281,019


                     Temporary Investment

$7,252,498           BT Pyramid Directed
                     Account Cash Fund              7,252,498         7,252,498
                                                  -----------      ------------

                     Total ESOP Trust Fund        $89,660,852      $556,533,517
                                                  ===========      ============

                                                           Supplemental Schedule


                         JOHNSON & JOHNSON SAVINGS PLAN
                       FORM 5500 SCHEDULE H - PART IV - 4I
                    SCHEDULE OF ASSETS (HELD AT END OF YEAR)
                              AT DECEMBER 31, 2000

FACE AMOUNT               ISSUES                                    FAIR VALUE
-----------               ------                                    ----------

                     Loan Fund

$5,940,765           Loans to Participants
                     (Fixed Interest rate based on the prime
                     lending rate plus one percentage
                     point.   The repayment period is
                     from one to five years.)                       $5,940,765

 1,266,815           Interest Receivable                             1,266,815
                                                                    ----------
                     Total Loan Fund                                $7,207,580
                                                                    ==========

                                                           Supplemental Schedule

                         JOHNSON & JOHNSON SAVINGS PLAN
                       FORM 550 SCHEDULE H - PART IV - 4J
                       SCHEDULE OF REPORTABLE TRANSACTIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000


                                                       DISPOSED                                        ACQUIRED
                                ----------------------------------------------------------   --------------------------------
SECURITY/PARTY                                                                  GAIN/
DESCRIPTION                     SALES          COSTS           PROCEEDS        (LOSS)        PURCHASES               COSTS
                                -----      ------------        --------        ------        ---------            ------------
                               (# of                                                        (# of
                            Transactions)                                                   Transactions)
SERIES OF TRANSACTIONS:

      BT Pyramid Directed
      Account-Cash Fund         (a)        $133,093,146       $133,093,146     $   -         (a)                    $131,699,228

      Johnson & Johnson
      Common Stock                                                                           165                    $ 75,602,914


(a) Trustee is unable to provide detailed information on the number of transactions.

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 33-40294) of Johnson & Johnson of our report dated June 15, 2001 relating to the financial statements and financial statement schedules of the Johnson & Johnson Savings Plan, which appears in this Form 11-K.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Florham Park, New Jersey
June 25, 2001